PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	John A. St. Wrba
5430 LBJ Freeway, Suite 1700	Vice President and Treasurer
Dallas, Texas 75240	(972) 233-1700

TIMET REPORTS SECOND QUARTER 2011 RESULTS

DALLAS, TEXAS . . . August 2, 2011 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $31.5 million, or $0.18 per diluted share, for the quarter ended June 30, 2011, compared to $19.0 million, or $0.11 per diluted share, for the quarter ended June 30, 2010.

The Company’s net sales were $272.0 million for the second quarter of 2011 compared to $212.0 million for the second quarter of 2010.  The increase in net sales resulted from increased sales volumes for both melted and mill products, primarily reflecting improved demand for titanium products in the commercial aerospace sector.

Operating income increased 74% to $46.5 million for the second quarter of 2011 compared to $26.7 million during the same period in 2010, primarily reflecting higher sales volume and the related favorable impact on per-unit manufacturing cost of increased utilization of our manufacturing capacity.  As a result, operating income margin increased to 17% for the second quarter of 2011 compared to 12% for the second quarter of 2010.

Bob O’Brien, President and CEO, said, “During the second quarter, demand from the commercial aerospace sector continued to show improvement as manufacturing activity and inventory levels throughout the supply chain continued to build to support current production and the anticipated increased output levels for the rest of 2011 and beyond.  The most recent build rate forecast from The Airline Monitor continues to support our positive outlook for long-term demand growth in the industry.  Through strategic relationships and long-term arrangements with key customers, we are well positioned to capitalize on expected demand growth for aircraft engines and structures.  Additionally, infrastructure and chemical projects continue to drive improving demand for our products in the industrial sector.

“Due to increasing demand across these sectors, spot prices for melted and mill products have improved over the last year and are expected to continue to be supported by strong demand for the remainder of the year.  We have continued our efforts to drive efficiency through process technology and cost reduction initiatives.  These efforts, together with our flexibility in utilizing raw materials and third-party committed manufacturing capacity, have contributed to our positive operating results for the period and leave us well positioned for success in the anticipated upward demand trend in the industry.”

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of TIMET’s customers, TIMET’s vendors and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic, financial and political conditions;
•	global productive capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	possible disruption of business or increases in the cost of doing business resulting from natural disasters or other accidents impacting TIMET, TIMET’s customers or TIMET’s vendors;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.
• • • • •

TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011
	(unaudited)

Net sales	$212.0	$272.0	$429.6	$524.1
Cost of sales	171.2	209.1	351.0	412.9

Gross margin	40.8	62.9	78.6	111.2

Selling, general, administrative and development expense	14.4	16.8	27.9	31.6
Other income, net	0.3	0.4	0.2	12.0

Operating income	26.7	46.5	50.9	91.6

Other non-operating income, net	2.9	1.6	5.9	1.1

Income before income taxes	29.6	48.1	56.8	92.7

Provision for income taxes	9.7	16.0	19.6	31.0

Net income	19.9	32.1	37.2	61.7

Noncontrolling interest in net income of subsidiary	0.8	0.6	1.3	1.3

Net income attributable to TIMET stockholders	19.1	31.5	35.9	60.4

Dividends on Series A Preferred Stock	0.1	-	0.1	-

Net income attributable to TIMET common stockholders	$19.0	$31.5	$35.8	$60.4

Basic and diluted earnings per share attributable to TIMET common stockholders	$0.11	$0.18	$0.20	$0.34

Weighted average shares outstanding:
Basic	179.6	179.7	179.6	179.9
Diluted	180.5	179.9	180.5	180.1

Melted product shipments:
Volume (metric tons)	1,305	1,790	2,445	3,285
Average selling price (per kilogram)	$20.70	$20.65	$20.25	$21.65

Mill product shipments:
Volume (metric tons)	3,170	4,220	6,560	8,130
Average selling price (per kilogram)	$53.10	$51.15	$52.45	$51.60